Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FIRST-QUARTER 2012 FINANCIAL RESULTS

Loan Originations Increase 23 Percent;

Private Education Loan Charge-Offs Fall to 2.96 Percent

NEWARK, Del., April 18, 2012 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released first-quarter 2012 financial results that include a 23-percent increase in private education loan originations as compared with the first-quarter 2011. The company also reported that private education loan charge-offs fell to 2.96 percent, the lowest rate since third-quarter 2008.

“This quarter’s results continue a trend of earnings growth and credit quality improvement,” said Albert L. Lord, vice chairman and CEO. “The success of our customers continues to drive our business, and business is better.”

For the first-quarter 2012, GAAP net income was $112 million ($.21 per diluted share), compared with $175 million ($.32 per diluted share) for the year-ago quarter.

Core earnings for the quarter were $284 million ($.55 per diluted share), compared with $260 million ($.48 per diluted share) in the year-ago period. The improvement in core earnings was primarily the result of a $50 million decline in loan loss provision and a $40 million decrease in expenses offset by a $40 million net interest income reduction and a $27 million decline in debt repurchase gains. The company provides results on a core earnings basis because management utilizes this information in making management decisions.

The changes in GAAP net income are driven by the same core earnings items discussed above as well as changes in “mark-to-market” unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings, results. First-quarter 2012 results had a $131 million increase in unrealized “mark-to-market” losses on derivative contracts compared with the year-ago period.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Consumer lending core earnings for the quarter were $81 million, compared with $44 million in the first-quarter 2011. This improvement was primarily the result of reduced loan loss provision. Loan delinquency and charge-off rates improved significantly from the year-ago quarter. The first-quarter charge-off rate of 2.96 percent is the lowest charge-off rate on these loans since third-quarter 2008.

Private education loan portfolio highlights vs. first-quarter 2011 included:

•	Loan originations were $1.2 billion, up 23 percent from $940 million.

•	The portfolio, net of loan loss allowance, totaled $37 billion, compared with $36 billion.

•	Net interest margin, before loan loss provision, improved to 4.26 percent from 4.11 percent.

•	The provision for loan losses decreased to $235 million, from $275 million.

•	Delinquencies of 90 days or more (as a percentage of loans in repayment) were 4.4 percent, vs. 5.1 percent.

•	The annual charge-off rate (as a percentage of loans in repayment) was 2.96 percent, vs. 3.94 percent.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Business Services core earnings were $139 million in first-quarter 2012, compared with $132 million in the year-ago quarter.

Sallie Mae provides service to 3.7 million loan customers on behalf of the Department of Education. The company earned $17 million in servicing revenue in the first-quarter 2012 from its Department of Education loan servicing contract, compared with $15 million in the year-ago quarter.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of federally guaranteed student loans.

FFELP core earnings were $82 million in first-quarter 2012, compared with the year-ago quarter’s $109 million. The decrease was primarily due to lower net interest income resulting from the declining balance of the FFELP loan portfolio and an increase in funding costs.

During the first-quarter 2012, the company acquired $906 million of FFELP loans. At March 31, 2012, the company held $136 billion of federally guaranteed student loans compared with $146 billion at March 31, 2011.

Operating Expenses

First-quarter operating expenses were $262 million in 2012, down from $303 million in the year-ago quarter primarily due to the company’s ongoing cost-cutting initiatives and lower servicing costs.

Funding and Liquidity

During first-quarter 2012, the company issued $1.6 billion in FFELP asset-backed securities (ABS), $547 million in private education loan ABS and $1.5 billion of unsecured bonds.

Also in the first-quarter, the company amended its FFELP asset-backed commercial paper facility to increase the current amount available to $7.5 billion and extend the final maturity date by one year to Jan. 9, 2015.

Shareholder Distributions

In first-quarter 2012, Sallie Mae increased its regular quarterly common stock dividend to $0.125 per share, up from $0.10 in the prior quarter. In addition, during the first quarter of 2012, the company repurchased 16.7 million shares of common stock at an aggregate purchase price of $268 million. The shares were repurchased under the company’s January 2012 share repurchase program that authorizes up to $500 million of share repurchases.

Guidance

The company has not updated its guidance for 2012 results which remains:

•	Full-year 2012 private education loan originations of $3.2 billion.

•	Fully diluted 2012 core earnings per share of $2.00.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 (filed with the SEC on Feb. 27, 2012). Certain reclassifications have been made to the balances as of and for the three months ended March 31, 2011, to be consistent with classifications adopted for 2012, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, Apr. 19, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 68602742 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. Investors may access a replay of the conference call via the company’s website within two hours after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through May 2, by dialing (855) 859-2056 (USA and Canada) or (404) 537-3406 (international) with access code 68602742.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for its 25 million customers. With products and services that include college savings programs, scholarship search tools, education loans, tuition insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

###

Contact:

Media:	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com Steven McGarry, (302) 283-4074, steven.j.mcgarry@SallieMae.com

# # #

Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended
(Dollars and shares in millions, except per share data)	March 31, 2012	December 31, 2011	March 31, 2011

GAAP Basis
Net income attributable to SLM Corporation	$112	$511	$175
Diluted earnings per common share attributable to SLM Corporation	$.21	$.99	$.32
Weighted average shares used to compute diluted earnings per share	510	514	532
Return on assets	.24%	1.09%	.36%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$284	$268	$260
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.55	$.51	$.48
Weighted average shares used to compute diluted earnings per share	510	514	532
“Core Earnings” return on assets	.62%	.57%	.54%

Other Operating Statistics
Ending FFELP Loans, net	$135,934	$138,130	$145,558
Ending Private Education Loans, net	36,732	36,290	35,966

Ending total student loans, net	$172,666	$174,420	$181,524

Average student loans	$174,942	$176,567	$184,387

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				March 31, 2012 vs. December 31, 2011 Increase		March 31, 2012 vs. March 31, 2011 Increase
	Quarters Ended			(Decrease)		(Decrease)
(Dollars in millions, except per share data)	March 31, 2012	December 31, 2011	March 31, 2011	$	%	$	%
Interest income:
FFELP Loans	$842	$876	$877	$(34)	(4)%	$(35)	(4)%
Private Education Loans	625	616	604	9	1	21	3
Other loans	5	5	6	—	—	(1)	(17)
Cash and investments	5	5	5	—	—	—	—

Total interest income	1,477	1,502	1,492	(25)	(2)	(15)	(1)
Total interest expense	666	623	594	43	7	72	12

Net interest income	811	879	898	(68)	(8)	(87)	(10)
Less: provisions for loan losses	253	292	303	(39)	(13)	(50)	(17)

Net interest income after provisions for loan losses	558	587	595	(29)	(5)	(37)	(6)
Other income (loss):
Gains (losses) on loans and investments, net	—	(35)	—	35	(100)	—	—
Gains (losses) on derivative and hedging activities, net	(372)	272	(242)	(644)	(237)	(130)	(54)
Servicing revenue	97	94	98	3	3	(1)	(1)
Contingency revenue	90	85	78	5	6	12	15
Gains on debt repurchases	37	—	38	37	100	(1)	(3)
Other income	40	43	22	(3)	(7)	18	82

Total other income (loss)	(108)	459	(6)	(567)	(124)	(102)	(1,700)
Expenses:
Operating expenses	262	243	303	19	8	(41)	(14)
Goodwill and acquired intangible assets impairment and amortization expense	5	5	6	—	—	(1)	(17)
Restructuring expenses	5	3	4	2	67	1	25

Total expenses	272	251	313	21	8	(41)	(13)
Income from continuing operations before income tax expense	178	795	276	(617)	(78)	(98)	(36)
Income tax expense	67	285	99	(218)	(76)	(32)	(32)

Net income from continuing operations	111	510	177	(399)	(78)	(66)	(37)
Income (loss) from discontinued operations, net of tax expense (benefit)	—	1	(2)	(1)	(100)	2	(100)

Net income	111	511	175	(400)	(78)	(64)	(37)
Less: net loss attributable to noncontrolling interest	(1)	—	—	(1)	(100)	(1)	(100)

Net income attributable to SLM Corporation	112	511	175	(399)	(78)	(63)	(36)
Preferred stock dividends	5	5	4	—	—	1	25

Net income attributable to SLM Corporation common stock	$107	$506	$171	$(399)	(79)%	$(64)	(37)%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$.21	$1.00	$.32	$(.79)	(79)%	$(.11)	(34)%
Discontinued operations	—	—	—	—	—	—	—

Total	$.21	$1.00	$.32	$(.79)	(79)%	$(.11)	(34)%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$.21	$.99	$.32	$(.78)	(79)%	$(.11)	(34)%
Discontinued operations	—	—	—	—	—	—	—

Total	$.21	$.99	$.32	$(.78)	(79)%	$(.11)	(34)%

Dividends per common share attributable to SLM Corporation	$.125	$.10	$—	$.025	25%	$.125	100%

GAAP Balance Sheet (Unaudited)

(Dollars and shares in millions, except per share data)	March 31, 2012	December 31, 2011	March 31, 2011

Assets
FFELP Loans (net of allowance for losses of $180; $187 and $190, respectively)	$135,934	$138,130	$145,558
Private Education Loans (net of allowance for losses of $2,190; $2,171 and $2,034, respectively)	36,732	36,290	35,966
Cash and investments	4,042	3,916	4,763
Restricted cash and investments	5,884	5,873	6,393
Goodwill and acquired intangible assets, net	471	478	472
Other assets	8,629	8,658	10,203

Total assets	$191,692	$193,345	$203,355

Liabilities
Short-term borrowings	$27,123	$29,573	$32,317
Long-term borrowings	155,588	154,393	161,886
Other liabilities	3,936	4,128	3,945

Total liabilities	186,647	188,094	198,148

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $.20 per share, 1.125 billion shares authorized: 532 million; 529 million and 527 million shares, respectively, issued	106	106	105
Additional paid-in capital	4,182	4,136	4,092
Accumulated other comprehensive loss, net of tax benefit	(9)	(14)	(35)
Retained earnings	814	770	480

Total SLM Corporation stockholders’ equity before treasury stock	5,658	5,563	5,207
Less: Common stock held in treasury: 39 million; 20 million and 0 shares, respectively	(620)	(320)	—

Total SLM Corporation stockholders’ equity	5,038	5,243	5,207
Noncontrolling interest	7	8	—

Total equity	5,045	5,251	5,207

Total liabilities and equity	$191,692	$193,345	$203,355

Consolidated Earnings Summary — GAAP-basis

Three Months Ended March 31, 2012 Compared with Three Months Ended March 31, 2011

For the three months ended March 31, 2012 and 2011, net income was $112 million, or $.21 diluted earnings per common share, and $175 million, or $.32 diluted earnings per common share, respectively. The decrease in net income was primarily due to a $130 million increase in net losses on derivative and hedging activities and an $87 million decline in net interest income, which was partially offset by a $50 million decrease in provisions for loan losses and $41 million of lower expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income declined by $87 million primarily due to the declining outstanding principal balance of our FFELP Loan portfolio and an increase in funding costs.

•	Provisions for loan losses decreased by $50 million as a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Net losses on derivatives and hedging activities increased by $130 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during the period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may vary significantly in future periods.

•	Contingency revenue increased $12 million primarily as a result of an increase in collections on defaulted FFELP Loans.

•

Other income increased primarily as a result of a $19 million increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by losses on derivative and hedging activities related to the derivatives used to economically hedge these debt instruments.

•

Operating expenses decreased $41 million primarily due to our ongoing cost-cutting initiatives and lower servicing costs. In addition, first-quarter 2012 operating expenses were positively affected by an $8 million gain related to the final termination of our defined benefit pension plan. First-quarter 2011 operating expenses included $10 million in litigation contingency expense.

•	The effective tax rates for the first quarters of 2012 and 2011 were 38 percent and 36 percent, respectively.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we internally review when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items adjusted for in our “Core Earnings” presentations are (1) our use of derivatives instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended March 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$625	$—	$725	$—	$—	$1,350	$117	$1,467
Other loans	—	—	—	5	—	5		5
Cash and investments	2	3	3	—	(3)	5	—	5

Total interest income	627	3	728	5	(3)	1,360	117	1,477
Total interest expense	202	—	424	5	(3)	628	38	666

Net interest income	425	3	304	—	—	732	79	811
Less: provisions for loan losses	235	—	18	—	—	253	—	253

Net interest income after provisions for loan losses	190	3	286	—	—	479	79	558
Servicing revenue	12	236	25	—	(176)	97	—	97
Contingency revenue	—	90	—	—	—	90	—	90
Gains on debt repurchases	—	—	—	37	—	37	—	37
Other income (loss)	—	8	—	3	—	11	(343)	(332)

Total other income (loss)	12	334	25	40	(176)	235	(343)	(108)
Expenses:
Direct operating expenses	73	119	181	1	(176)	198	—	198
Overhead expenses	—	—	—	64	—	64	—	64

Operating expenses	73	119	181	65	(176)	262	—	262
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	5	5
Restructuring expenses	1	1	—	3	—	5	—	5

Total expenses	74	120	181	68	(176)	267	5	272

Income (loss) from continuing operations, before income tax expense (benefit)	128	217	130	(28)	—	447	(269)	178
Income tax expense (benefit)(3)	47	79	48	(10)	—	164	(97)	67

Net income (loss) from continuing operations	81	138	82	(18)	—	283	(172)	111
Income from discontinued operations, net of taxes	—	—	—	—	—	—	—	—

Net income (loss)	81	138	82	(18)	—	283	(172)	111
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	(1)

Net income (loss) attributable to SLM Corporation	$81	$139	$82	$(18)	$—	$284	$(172)	$112

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$79	$—	$79
Total other loss	(343)	—	(343)
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$(264)	$(5)	(269)

Income tax benefit			(97)

Net loss			$(172)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$616	$—	$746	$—	$—	$1,362	$130	$1,492
Other loans	—	—	—	5	—	5	—	5
Cash and investments	2	3	2	1	(3)	5	—	5

Total interest income	618	3	748	6	(3)	1,372	130	1,502
Total interest expense	201	—	392	9	(3)	599	24	623

Net interest income (loss)	417	3	356	(3)	—	773	106	879
Less: provisions for loan losses	255	—	19	18	—	292	—	292

Net interest income (loss) after provisions for loan losses	162	3	337	(21)	—	481	106	587
Servicing revenue	16	238	19	1	(180)	94	—	94
Contingency revenue	—	85	—	—	—	85	—	85
Other income (loss)	(9)	40	1	(23)	—	9	271	280

Total other income (loss)	7	363	20	(22)	(180)	188	271	459
Expenses:
Direct operating expenses	67	114	184	3	(180)	188	—	188
Overhead expenses	—	—	1	54	—	55	—	55

Operating expenses	67	114	185	57	(180)	243	—	243
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	5	5
Restructuring expenses	1	1	—	1	—	3	—	3

Total expenses	68	115	185	58	(180)	246	5	251

Income (loss) from continuing operations, before income tax expense (benefit)	101	251	172	(101)	—	423	372	795
Income tax expense (benefit)(3)	38	93	63	(38)	—	156	129	285

Net income (loss) from continuing operations	63	158	109	(63)	—	267	243	510
Income from discontinued operations, net of taxes	—	—	—	1	—	1	—	1

Net income (loss)	$63	$158	$109	$(62)	$—	$268	$243	$511

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$106	$—	$106
Total other income	271	—	271
Goodwill and acquired intangible assets impairment and amortization expense	—	5	5

Total “Core Earnings” adjustments to GAAP	$377	$(5)	372

Income tax expense			129

Net income			$243

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$604	$—	$736	$—	$—	$1,340	$141	$1,481
Other loans	—	—	—	6	—	6	—	6
Cash and investments	3	3	1	1	(3)	5	—	5

Total interest income	607	3	737	7	(3)	1,351	141	1,492
Total interest expense	197	—	370	15	(3)	579	15	594

Net interest income	410	3	367	(8)	—	772	126	898
Less: provisions for loan losses	275	—	23	5	—	303	—	303

Net interest income (loss) after provisions for loan losses	135	3	344	(13)	—	469	126	595
Servicing revenue	17	245	25	—	(189)	98	—	98
Contingency revenue	—	78	—	—	—	78	—	78
Gains on debt repurchases	—	—	—	64	—	64	(26)	38
Other income (loss)	—	11	—	2	—	13	(233)	(220)

Total other income (loss)	17	334	25	66	(189)	253	(259)	(6)
Expenses:
Direct operating expenses	82	128	195	8	(189)	224	—	224
Overhead expenses	—	—	—	79	—	79	—	79

Operating expenses	82	128	195	87	(189)	303	—	303
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	6	6
Restructuring expenses	1	1	1	1	—	4	—	4

Total expenses	83	129	196	88	(189)	307	6	313

Income (loss) from continuing operations, before income tax expense (benefit)	69	208	173	(35)	—	415	(139)	276
Income tax expense (benefit)(3)	25	76	64	(12)	—	153	(54)	99

Net income (loss) from continuing operations	44	132	109	(23)	—	262	(85)	177
Loss from discontinued operations, net of taxes	—	—	—	(2)	—	(2)	—	(2)

Net income (loss)	$44	$132	$109	$(25)	$—	$260	$(85)	$175

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$126	$—	$126
Total other loss	(259)	—	(259)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(133)	$(6)	(139)

Income tax benefit			(54)

Net loss			$(85)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income (loss) and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$(264)	$377	$(133)
Net impact of goodwill and acquired intangibles	(5)	(5)	(6)
Net income tax effect	97	(129)	54

Total “Core Earnings” adjustments to GAAP	$(172)	$243	$(85)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused primarily by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP. To a lesser extent, these periodic unrealized gains and losses are also a result of ineffectiveness recognized related to effective hedges. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments we make for derivative accounting.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(372)	$272	$(242)
Plus: Realized losses on derivative and hedging activities, net(1)	179	208	186

Unrealized gains (losses) on derivative and hedging activities, net	(193)	480	(56)
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(97)	(98)	(85)
Other adjustments	26	(5)	8

Total net impact derivative accounting(2)	$(264)	$377	$(133)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(215)	$(229)	$(226)
Net settlement income on interest rate swaps reclassified to net interest income	36	21	16
Foreign exchange derivatives losses reclassified to other income	—	—	(1)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	25

Total reclassifications of realized losses on derivative and hedging activities	(179)	(208)	(186)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(193)	480	(56)

Gains (losses) on derivative and hedging activities, net	$(372)	$272	$(242)

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Floor Income Contracts	$136	$215	$151
Basis swaps	(22)	28	(6)
Foreign currency hedges	(294)	229	(194)
Other	(13)	8	(7)

Total unrealized gains (losses) on derivative and hedging activities, net	$(193)	$480	$(56)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of March 31, 2012, derivative accounting has reduced GAAP equity by approximately $1.1 billion as a result of approximately $1.1 billion (after tax) of cumulative net unrealized losses recognized for GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized net losses related to derivative accounting.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Beginning impact of derivative accounting on GAAP equity	$(977)	$(1,232)	$(676)
Net impact of net unrealized gains (losses) under derivative accounting	(172)	255	(76)

Ending impact of derivative accounting on GAAP equity	$(1,149)	$(977)	$(752)

In addition, net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented below net of tax. As of March 31, 2012, the remaining amortization term of the net Floor premiums was approximately 4.25 years.

	As of
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Unamortized net Floor premiums (net of tax)	$(711)	$(772)	$(945)

2)	Goodwill and Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. The following table summarizes the acquired intangible adjustments.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
“Core Earnings” goodwill and acquired intangibles adjustments(1):
Amortization of acquired intangibles	$(5)	$(5)	$(6)

Total “Core Earnings” goodwill and acquired intangibles adjustments(1)	$(5)	$(5)	$(6)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table shows “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011	Mar. 31, 2012 vs. Dec. 31, 2011	Mar. 31, 2012 vs. Mar. 31, 2011
“Core Earnings” interest income:
Private Education Loans	$625	$616	$604	1%	3%
Cash and investments	2	2	3	—	(33)

Total “Core Earnings” interest income	627	618	607	1	3
Total “Core Earnings” interest expense	202	201	197	—	3

Net “Core Earnings” interest income	425	417	410	2	4
Less: provisions for loan losses	235	255	275	(8)	(15)

Net “Core Earnings” interest income after provisions for loan losses	190	162	135	17	41
Servicing revenue	12	16	17	(25)	(29)
Other income (loss)	—	(9)	—	(100)	—

Total income	12	7	17	71	(29)
Direct operating expenses	73	67	82	9	(11)
Restructuring expenses	1	1	1	—	—

Total expenses	74	68	83	9	(11)

Income from continuing operations, before income tax expense	128	101	69	27	86
Income tax expense	47	38	25	24	88

“Core Earnings”	$81	$63	$44	29%	84%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provisions for loan losses.

	Quarters Ended
	March 31, 2012	December 31, 2011	March 31, 2011
“Core Earnings” basis Private Education Student Loan yield	6.42%	6.34%	6.36%
Discount amortization	.24	.22	.26

“Core Earnings” basis Private Education Loan net yield	6.66	6.56	6.62
“Core Earnings” basis Private Education Loan cost of funds	(2.01)	(1.99)	(1.97)

“Core Earnings” basis Private Education Loan spread	4.65	4.57	4.65
“Core Earnings” basis other asset spread impact	(.39)	(.41)	(.54)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.26%	4.16%	4.11%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.26%	4.16%	4.11%
Adjustment for GAAP accounting treatment	(.13)	(.13)	(.04)

GAAP-basis Consumer Lending net interest margin(1)	4.13%	4.03%	4.07%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
Private Education Loans	$37,749	$37,259	$37,006
Other interest-earning assets	2,327	2,517	3,360

Total Consumer Lending “Core Earnings” basis interest-earning assets	$40,076	$39,776	$40,366

The increase in the “Core Earnings” basis Consumer Lending net interest margin over the year-ago quarter was primarily the result of a benefit from the decline in the average balance of our other asset portfolio. The size of the other asset portfolio, which is primarily securitization trust restricted cash and cash held at Sallie Mae Bank (the “Bank”) has decreased significantly. This other asset portfolio earns a negative yield and as a result, when its relative weighting decreases compared to the Private Education Loan portfolio, the overall net interest margin increases.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Private Education Loan provision for loan losses	$235	$255	$275
Private Education Loan charge-offs	$224	$263	$273

In establishing the allowance for Private Education Loan losses as of March 31, 2012, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improving credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio compared with the year-ago quarter. The overall delinquency rate has declined to 9.1 percent from 10.4 percent and the charge-off rate has declined to 2.96 percent from 3.94 percent compared with the year-ago quarter. Apart from these overall improvements , Private Education Loans that have defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. Our allowance for loan losses takes into account these potential recovery uncertainties.

For a more detailed discussion of our policy for determining the collectability of Private Education Loan and maintaining our allowance for Private Education Loan losses, see “Critical Accounting Policies and Estimates—Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Other Income — Consumer Lending Segment

Included in other income for the fourth quarter 2011 was a $9 million mark-to-market loss related to classifying $12 million of non-U.S. dollar-denominated student loans as held-for-sale. This $12 million portfolio is our entire non-U.S. dollar-denominated loan portfolio.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decreases in operating expenses in the quarter ended March 31, 2012 compared with the quarter ended March 31, 2011 were primarily the result of our cost-cutting initiatives. Operating expenses were 77 basis points and 90 basis points of average Private Education Loans in the quarters ended March 31, 2012 and 2011, respectively.

Business Services Segment

The following table shows “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011	Mar. 31, 2012 vs. Dec. 31, 2011	Mar. 31, 2012 vs. Mar. 31, 2011
Net interest income after provision	$3	$3	$3	—%	—%
Servicing revenue:
Intercompany loan servicing	176	180	189	(2)	(7)
Third-party loan servicing	22	22	22	—	—
Guarantor servicing	11	12	9	(8)	22
Other servicing	27	24	25	13	8

Total servicing revenue	236	238	245	(1)	(4)
Contingency revenue	90	85	78	6	15
Other Business Services revenue	8	40	11	(80)	(27)

Total other income	334	363	334	(8)	—
Direct operating expenses	119	114	128	4	(7)
Restructuring expenses	1	1	1	—	—

Total expenses	120	115	129	4	(7)

Income from continuing operations, before income tax expense	217	251	208	(14)	4
Income tax expense	79	93	76	(15)	4

“Core Earnings”	138	158	132	(13)	5
Less: net loss attributable to noncontrolling interest	(1)	—	—	(100)	(100)

“Core Earnings” attributable to SLM Corporation	$139	$158	$132	(12)%	5%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $135 billion and $144 billion for the quarters ended March 31, 2012 and 2011, respectively. The decline in intercompany loan servicing revenue from the year-ago period is primarily the result of a lower outstanding principal balance in the underlying portfolio.

We are servicing approximately 3.7 million accounts under the ED Servicing Contract as of March 31, 2012. Third-party loan servicing fees in the first quarter of 2012 and the first quarter of 2011 included $17 million and $15 million, respectively, of servicing revenue related to the ED Servicing Contract. Our allocation of loans awarded for servicing under the ED contract increased from 22 percent to 26 percent for the contract year ending August 2012. The increase was driven primarily by our top ranking for default prevention performance results.

The increase in contingency revenue was primarily the result of an increase in collections on defaulted FFELP Loans. The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP in July 2010.

(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Student loans	$11,004	$11,553	$10,393
Other	1,752	2,017	1,883

Total	$12,756	$13,570	$12,276

Other servicing revenue includes account asset servicing revenue and Campus Solutions revenue. Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for 529 college savings plans we service. Assets under administration of 529 college-savings plans totaled $41.3 billion as of March 31, 2012, a 13 percent increase from the year-ago quarter. Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. Typically, a percentage of the purchase price of the consumer members’ eligible purchases with participating companies is set aside in an account maintained by us on behalf of our members. In fourth-quarter 2011, we terminated our credit card affiliation program with a third-party bank and concurrently entered into an affiliation program with a new bank. In terminating the old program we recognized a $25 million gain which primarily represented prior cash advances we received that were previously recorded as deferred revenue.

Revenues related to services performed on FFELP Loans accounted for 76 percent and 77 percent, respectively, of total segment revenues for the quarters ended March 31, 2012 and 2011.

Operating Expenses — Business Services Segment

Operating expenses for the quarter ended March 31, 2012 decreased from the quarter ended March 31, 2011, primarily as a result of our cost-cutting initiatives.

FFELP Loans Segment

The following table shows “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011	Mar. 31, 2012 vs. Dec. 31, 2011	Mar. 31, 2012 vs. Mar. 31, 2011
“Core Earnings” interest income:
FFELP Loans	$725	$746	$736	(3)%	(1)%
Cash and investments	3	2	1	50	200

Total “Core Earnings” interest income	728	748	737	(3)	(1)
Total “Core Earnings” interest expense	424	392	370	8	15

Net “Core Earnings” interest income	304	356	367	(15)	(17)
Less: provisions for loan losses	18	19	23	(5)	(22)

Net “Core Earnings” interest income after provisions for loan losses	286	337	344	(15)	(17)
Servicing revenue	25	19	25	32	—
Other income	—	1	—	(100)	—

Total other income	25	20	25	25	—
Direct operating expenses	181	185	195	(2)	(7)
Restructuring expenses	—	—	1	—	(100)

Total expenses	181	185	196	(2)	(8)

Income from continuing operations, before income tax expense	130	172	173	(24)	(25)
Income tax expense	48	63	64	(24)	(25)

“Core Earnings”	$82	$109	$109	(25)%	(25)%

FFELP Loans Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” basis net interest margin along with reconciliation to the GAAP-basis FFELP Loans net interest margin.

	Quarters Ended
	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
“Core Earnings” basis FFELP student loan yield	2.67%	2.63%	2.63%
Hedged Floor Income	.28	.28	.23
Unhedged Floor Income	.11	.12	.08
Consolidation Loan Rebate Fees	(.66)	(.65)	(.66)
Repayment Borrower Benefits	(.13)	(.13)	(.10)
Premium amortization	(.14)	(.13)	(.15)

“Core Earnings” basis FFELP student loan net yield	2.13	2.12	2.03
“Core Earnings” basis FFELP student loan cost of funds	(1.17)	(1.05)	(.96)

“Core Earnings” basis FFELP student loan spread	.96	1.07	1.07
“Core Earnings” basis FFELP other asset spread impact	(.11)	(.10)	(.09)

“Core Earnings” basis FFELP Loans net interest margin(1)	.85%	.97%	.98%

“Core Earnings” basis FFELP Loans net interest margin(1)	.85%	.97%	.98%
Adjustment for GAAP accounting treatment	.27	.33	.35

GAAP-basis FFELP Loans net interest margin	1.12%	1.30%	1.33%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
FFELP Loans	$137,193	$139,308	$147,381
Other interest-earning assets	6,427	5,989	5,016

Total FFELP “Core Earnings” basis interest-earning assets	$143,620	$145,297	$152,397

The decrease in the “Core Earnings” basis FFELP Loans net interest margin of 13 basis points for the quarter ended March 31, 2012 compared with the year-ago quarter was primarily the result of a widening of the CP/LIBOR spread resulting in a 6 basis point decline in net interest margin as well as a general increase in our funding costs related to unsecured and ABS debt issuances over the last year.

As of March 31, 2012, our FFELP Loan portfolio totaled approximately $135.9 billion, comprised of $49.5 billion of FFELP Stafford and $86.4 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 5.0 years and 9.1 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 5 percent and 3 percent, respectively.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This law includes changes that permit FFELP lenders or beneficial holders to change the index on which the Special Allowance Payments (“SAP”) are calculated for FFELP Loans first disbursed on or after January 1, 2000. We elected to use the one-month LIBOR rate rather than the CP rate commencing on April 1, 2012 in connection with our entire $128 billion of CP indexed loans. This change will help us to better match lender payments with our financing costs.

During the fourth-quarter 2011, the Administration announced a Special Direct Consolidation Loan Initiative. The initiative provides an incentive to borrowers who have at least one student loan owned by the Department of Education and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the Direct Loan program by providing a 0.25 percentage point interest rate reduction on the FFELP loans that are eligible for consolidation. The program is available from January 17, 2012 through June 30, 2012. We currently do not foresee the initiative having a significant impact on our FFELP Loans segment.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
FFELP Loan provision for loan losses	$18	$19	$23
FFELP Loan charge-offs	23	19	20

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged from the Business Services segment and included in those amounts was $176 million and $189 million for the quarters ended March 31, 2012 and 2011, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 53 basis points and 54 basis points of average FFELP Loans in the quarters ended March 31, 2012 and 2011, respectively. The decline in operating expenses from the prior year quarter was primarily the result of the $10.2 billion reduction in the average outstanding balance of our FFELP Loans portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011	Mar. 31, 2012 vs. Dec. 31, 2011	Mar. 31, 2012 vs. Mar. 31, 2011
Net interest income (loss) after provision for loan losses	$—	$(21)	$(13)	(100)%	(100)%
Gains on debt repurchases	37	—	64	100	(42)
Other	3	(22)	2	114	50

Total income (loss)	40	(22)	66	282	(39)
Direct operating expenses	1	3	8	(67)	(88)
Overhead expenses:
Corporate overhead	36	29	49	24	(27)
Unallocated information technology costs	28	25	30	12	(7)

Total overhead expenses	64	54	79	19	(19)

Total operating expenses	65	57	87	14	(25)
Restructuring expenses	3	1	1	200	200

Total expenses	68	58	88	17	(23)

Loss from continuing operations, before income tax benefit	(28)	(101)	(35)	(72)	(20)
Income tax benefit	(10)	(38)	(12)	(74)	(17)

Net loss from continuing operations	(18)	(63)	(23)	(71)	(22)
Income (loss) from discontinued operations, net of tax	—	1	(2)	(100)	(100)

“Core Earnings” net loss	$(18)	$(62)	$(25)	(71)%	(28)%

Net Interest Income (Loss) after Provision for Loan Losses

Net interest income (loss) after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios. The $13 million improvement in the current quarter compared with the prior year quarter was primarily the result of our not recording any provision for loan losses related to our mortgage and consumer loan portfolios in the first quarter of 2012. Each quarter we perform an analysis regarding the adequacy of the loan loss allowance for these portfolios and we determined that at March 31, 2012 no additional allowance for loan losses was required related to this $168 million portfolio.

Gains on Debt Repurchases

We began repurchasing our outstanding debt in 2008. We repurchased $204 million and $825 million face amount of our debt for the quarters ended March 31, 2012 and 2011, respectively.

Other Income

The fourth quarter of 2011 had $26 million of impairment recorded related to our investments in leveraged leases. The impairment was primarily related to American Airlines filing for bankruptcy in the fourth quarter of 2011. As a result of their bankruptcy filing we fully impaired our related leveraged lease investments.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

The decrease in overhead for the quarter ended March 31, 2012 compared with the quarter ended March 31, 2011 was primarily the result of our cost-cutting initiatives as well as an $8 million gain related to the final termination of our defined benefit pension plan.

Financial Condition

This section provides additional information regarding the changes related to our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$2,850	$—	$2,850	$2,421	$5,271
Grace, repayment and other(2)	45,966	85,674	131,640	36,104	167,744

Total, gross	48,816	85,674	134,490	38,525	173,015
Unamortized premium/(discount)	803	821	1,624	(853)	771
Receivable for partially charged-off loans	—	—	—	1,250	1,250
Allowance for loan losses	(111)	(69)	(180)	(2,190)	(2,370)

Total student loan portfolio	$49,508	$86,426	$135,934	$36,732	$172,666

% of total FFELP	36%	64%	100%
% of total	29%	50%	79%	21%	100%

	December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$3,100	$—	$3,100	$2,263	$5,363
Grace, repayment and other(2)	46,618	86,925	133,543	35,830	169,373

Total, gross	49,718	86,925	136,643	38,093	174,736
Unamortized premium/(discount)	839	835	1,674	(873)	801
Receivable for partially charged-off loans	—	—	—	1,241	1,241
Allowance for loan losses	(117)	(70)	(187)	(2,171)	(2,358)

Total student loan portfolio	$50,440	$87,690	$138,130	$36,290	$174,420

% of total FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	March 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$6,073	$—	$6,073	$3,412	$9,485
Grace, repayment and other(2)	47,477	90,366	137,843	34,374	172,217

Total, gross	53,550	90,366	143,916	37,786	181,702
Unamortized premium/(discount)	937	895	1,832	(876)	956
Receivable for partially charged-off loans	—	—	—	1,090	1,090
Allowance for loan losses	(121)	(69)	(190)	(2,034)	(2,224)

Total student loan portfolio	$54,366	$91,192	$145,558	$35,966	$181,524

% of total FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$50,149	$87,044	$137,193	$37,749	$174,942
% of FFELP	37%	63%	100%
% of total	28%	50%	78%	22%	100%

	Quarter Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$51,106	$88,202	$139,308	$37,259	$176,567
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	Quarter Ended March 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$55,535	$91,846	$147,381	$37,006	$184,387
% of FFELP	38%	62%	100%
% of total	30%	50%	80%	20%	100%

Student Loan Activity

	Quarter Ended March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	819	78	897	1,151	2,048
Capitalized interest and premium/discount amortization	335	398	733	245	978
Consolidations to third parties	(719)	(225)	(944)	(23)	(967)
Sales	(135)	—	(135)	—	(135)
Repayments/defaults/other	(1,232)	(1,515)	(2,747)	(931)	(3,678)

Ending balance	$49,508	$86,426	$135,934	$36,732	$172,666

	Quarter Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$51,682	$88,977	$140,659	$36,157	$176,816
Acquisitions and originations	121	31	152	569	721
Capitalized interest and premium/discount amortization	508	378	886	419	1,305
Consolidations to third parties	(617)	(250)	(867)	(21)	(888)
Sales	(186)	—	(186)	—	(186)
Repayments/defaults/other	(1,068)	(1,446)	(2,514)	(834)	(3,348)

Ending balance	$50,440	$87,690	$138,130	$36,290	$174,420

	Quarter Ended March 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	103	247	350	929	1,279
Capitalized interest and premium/discount amortization	322	371	693	294	987
Consolidations to third parties	(851)	(278)	(1,129)	(17)	(1,146)
Sales	(189)	—	(189)	—	(189)
Repayments/defaults/other	(1,271)	(1,545)	(2,816)	(896)	(3,712)

Ending balance	$54,366	$91,192	$145,558	$35,966	$181,524

Private Education Loan Originations

Total Private Education Loan originations increased 23 percent from the year-ago quarter to $1.2 billion in the quarter ended March 31, 2012.

The following table summarizes our Private Education Loan originations.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Private Education Loan originations	$1,160	$457	$940

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	Private Education Loan Delinquencies
	March 31, 2012		December 31, 2011		March 31, 2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,917		$6,522		$8,323
Loans in forbearance(2)	1,372		1,386		1,343
Loans in repayment and percentage of each status:
Loans current	27,499	90.9%	27,122	89.9%	25,195	89.6%
Loans delinquent 31-60 days(3)	859	2.8	1,076	3.6	930	3.3
Loans delinquent 61-90 days(3)	544	1.9	520	1.6	564	2.0
Loans delinquent greater than 90 days(3)	1,334	4.4	1,467	4.9	1,431	5.1

Total Private Education Loans in repayment	30,236	100%	30,185	100%	28,120	100%

Total Private Education Loans, gross	38,525		38,093		37,786
Private Education Loan unamortized discount	(853)		(873)		(876)

Total Private Education Loans	37,672		37,220		36,910
Private Education Loan receivable for partially charged-off loans	1,250		1,241		1,090
Private Education Loan allowance for losses	(2,190)		(2,171)		(2,034)

Private Education Loans, net	$36,732		$36,290		$35,966

Percentage of Private Education Loans in repayment		78.5%		79.2%		74.4%

Delinquencies as a percentage of Private Education Loans in repayment		9.1%		10.1%		10.4%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.3%		4.4%		4.6%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		74.1%		72.4%		66.2%

(1)

Deferment includes borrowers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on their loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Allowance at beginning of period	$2,171	$2,167	$2,021
Provisions for Private Education Loan losses	235	255	275
Charge-offs	(224)	(263)	(273)
Reclassification of interest reserve	8	12	11

Allowance at end of period	$2,190	$2,171	$2,034

Charge-offs as a percentage of average loans in repayment (annualized)	2.96%	3.52%	3.94%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.84%	3.36%	3.75%
Allowance as a percentage of the ending total loan balance	5.5%	5.5%	5.2%
Allowance as a percentage of ending loans in repayment	7.2%	7.2%	7.2%
Average coverage of charge-offs (annualized)	2.4	2.1	1.8
Ending total loans(1)	$39,775	$39,334	$38,876
Average loans in repayment	$30,378	$29,706	$28,127
Ending loans in repayment	$30,236	$30,185	$28,120

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans.

	March 31, 2012			December 31, 2011			March 31, 2011
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$35,755	$4,020	$39,775	$35,233	$4,101	$39,334	$34,563	$4,313	$38,876
Ending loans in repayment	27,588	2,648	30,236	27,467	2,718	30,185	25,401	2,719	28,120
Private Education Loan allowance for loan losses	1,587	603	2,190	1,542	629	2,171	1,298	736	2,034
Charge-offs as a percentage of average loans in repayment (annualized)	2.26%	10.30%	2.96%	2.68%	11.94%	3.52%	2.92%	13.42%	3.94%
Allowance as a percentage of total ending loan balance	4.4%	15.0%	5.5%	4.4%	15.3%	5.5%	3.8%	17.1%	5.2%
Allowance as a percentage of ending loans in repayment	5.8%	22.8%	7.2%	5.6%	23.1%	7.2%	5.1%	27.1%	7.2%
Average coverage of charge-offs (annualized)	2.5	2.2	2.4	2.1	2.0	2.1	1.8	2.0	1.8
Delinquencies as a percentage of Private Education Loans in repayment	7.7%	23.3%	9.1%	8.6%	26.0%	10.1%	8.7%	26.4%	10.4%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.6%	12.5%	4.4%	4.0%	13.6%	4.9%	4.1%	14.4%	5.1%
Loans in forbearance as a percentage of loans in repayment and forbearance	4.1%	6.8%	4.3%	4.2%	6.6%	4.4%	4.4%	6.5%	4.6%
Loans that entered repayment during the period(2)	$729	$54	$783	$1,514	$110	$1,624	$1,519	$86	$1,605
Percentage of Private Education Loans with a cosigner	66%	29%	63%	65%	29%	62%	64%	29%	60%
Average FICO at origination	727	624	718	726	624	717	725	623	716

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Receivable at beginning of period	$1,241	$1,192	$1,040
Expected future recoveries of current period defaults(1)	69	99	97
Recoveries(2)	(50)	(39)	(40)
Charge-offs(3)	(10)	(11)	(7)

Receivable at end of period	$1,250	$1,241	$1,090

(1)

Remaining loan balance expected to be collected from contractual loan balances partially charged off during the period. This is the difference between the defaulted loan balance and the amount of the defaulted loan balance that was charged off.

(2)	Current period cash collections

(3)	Represents the current period recovery shortfall – the difference between what was expected to be collected and what was actually collected.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At March 31, 2012, loans in forbearance status as a percentage of loans in repayment and forbearance were 7.1 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.3 percent for loans that have been in active repayment status for more than 48 months. Approximately 79 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
(Dollars in millions) March 31, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,917	$6,917
Loans in forbearance	892	198	132	64	86	—	1,372
Loans in repayment — current	6,529	5,920	5,204	3,626	6,220	—	27,499
Loans in repayment — delinquent 31-60 days	381	171	136	72	99	—	859
Loans in repayment — delinquent 61-90 days	265	107	79	39	54	—	544
Loans in repayment — delinquent greater than 90 days	663	270	186	93	122	—	1,334

Total	$8,730	$6,666	$5,737	$3,894	$6,581	$6,917	38,525

Unamortized discount							(853)
Receivable for partially charged-off loans							1,250
Allowance for loan losses							(2,190)

Total Private Education Loans, net							$36,732

Loans in forbearance as a percentage of loans in repayment and forbearance	10.2%	3.0%	2.3%	1.7%	1.3%	—%	4.3%

	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
(Dollars in millions) December 31, 2011	0 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,522	$6,522
Loans in forbearance	920	194	126	66	80	—	1,386
Loans in repayment — current	6,866	6,014	5,110	3,486	5,646	—	27,122
Loans in repayment — delinquent 31-60 days	506	212	158	83	117	—	1,076
Loans in repayment — delinquent 61-90 days	245	100	78	41	56	—	520
Loans in repayment — delinquent greater than 90 days	709	317	205	102	134	—	1,467

Total	$9,246	$6,837	$5,677	$3,778	$6,033	$6,522	38,093

Unamortized discount							(873)
Receivable for partially charged-off loans							1,241
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,290

Loans in forbearance as a percentage of loans in repayment and forbearance	10.0%	2.8%	2.2%	1.8%	1.3%	—%	4.4%

	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
(Dollars in millions) March 31, 2011	0 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$8,323	$8,323
Loans in forbearance	967	172	99	48	57	—	1,343
Loans in repayment — current	7,912	5,883	4,136	2,864	4,400	—	25,195
Loans in repayment — delinquent 31-60 days	460	201	122	62	85	—	930
Loans in repayment — delinquent 61-90 days	336	104	57	28	39	—	564
Loans in repayment — delinquent greater than 90 days	803	304	150	73	101	—	1,431

Total	$10,478	$6,664	$4,564	$3,075	$4,682	$8,323	37,786

Unamortized discount							(876)
Receivable for partially charged-off loans							1,090
Allowance for loan losses							(2,034)

Total Private Education Loans, net							$35,966

Loans in forbearance as a percentage of loans in repayment and forbearance	9.2%	2.6%	2.2%	1.6%	1.2%	—%	4.6%

The monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance decreased to 5.2 percent in the first quarter of 2012 compared with the year-ago quarter of 5.4 percent. As of March 31, 2012, 2.5 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of March 31, 2012 (borrowers made payments on approximately 24 percent of these loans immediately prior to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $2.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio and the collection of additional bank deposits, the very predictable operating cash flows provided by earnings and repayment of principal on unencumbered student loan assets and distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”); and we may also issue term ABS and unsecured debt.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term on a programmatic basis. We have $670 million of cash at the Bank as of March 31, 2012 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations.

The acquisition of loan portfolios may require additional funding. Additionally, it is our intent to refinance, primarily through securitizations, the FFELP Loans that are currently in the ED Conduit Program by its January 2014 maturity date. We currently have $18.5 billion of collateral in the ED Conduit Program. While the assets in this facility can be put to ED at the conclusion of the program thus eliminating a call on our liquidity, we intend to refinance these assets in the term ABS market prior to the facility’s expiration. In addition, capacity is maintained in our FFELP ABCP Facility and our FHLB-DM Facility to finance a portion of this collateral should term financing not be achieved or available.

Sources of Liquidity and Available Capacity

The following tables detail our main sources of primary liquidity.

Ending Balances	As of
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,439	$1,403	$2,804
SLM Bank(1)	670	1,462	1,147

Total unrestricted cash and liquid investments	$3,109	$2,865	$3,951

Unencumbered FFELP Loans	$1,080	$994	$2,387

Average Balances	Quarters Ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$1,656	$1,802	$2,926
SLM Bank(1)	880	1,109	1,383

Total unrestricted cash and liquid investments	$2,536	$2,911	$4,309

Unencumbered FFELP Loans	$1,080	$890	$2,180

(1)	This cash will be used primarily to originate or acquire student loans at the Bank. Our ability to pay dividends from the Bank is subject to capital and liquidity requirements applicable to the Bank.

In addition to the sources of primary liquidity listed in the tables above, we may also have liquidity available under secured credit facilities to the extent we have eligible collateral and capacity available. Current borrowing capacity under the FFELP ABCP Facility and FHLB-DM Facility is determined based on each facility’s size, current usage and qualifying collateral from the unencumbered FFELP Loans reported as primary liquidity in the tables above. Additional borrowing capacity could be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program Facility. As of March 31, 2012, December 31, 2011 and March 31, 2011, the maximum amount we could borrow under these facilities was $10.5 billion, $11.3 billion and $11.7 billion, respectively. For the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, the average maximum amount we could borrow under these facilities was $12.1 billion, $11.1 billion and $12.0 billion, respectively. These maximum total amounts we can borrow are contingent upon obtaining eligible collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the remaining amount we could borrow is reduced accordingly.

In addition to the sources of primary liquidity listed in the table above, we hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. At March 31, 2012, we had a total of $20.9 billion of unencumbered assets (which includes the assets that comprise our primary liquidity and are available to serve as collateral for our secondary liquidity), excluding goodwill and acquired intangibles. Total unencumbered student loans, net, comprised $12.5 billion of our unencumbered assets of which $11.4 billion and $1.1 billion related to Private Education Loans, net and FFELP Loans, net, respectively.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	March 31, 2012	December 31, 2011	March 31, 2011
Net assets of consolidated variable interest entities (encumbered assets)	$12.8	$12.9	$12.6
Tangible unencumbered assets(1)	20.9	20.2	24.1
Unsecured debt	(25.4)	(24.1)	(27.3)
Mark-to-market on unsecured hedged debt(2)	(1.7)	(1.9)	(1.4)
Other liabilities, net	(2.0)	(2.3)	(3.3)

Total tangible equity	$4.6	$4.8	$4.7

(1)	Excludes goodwill and acquired intangible assets.

(2)

At March 31, 2012, December 31, 2011 and March 31, 2011, there were $1.5 billion, $1.6 billion and $1.3 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	March 31, 2012			December 31, 2011			March 31, 2011
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$2,192	$16,182	$18,374	$1,801	$15,199	$17,000	$3,741	$16,894	$20,635
Brokered deposits	1,455	1,957	3,412	1,733	1,956	3,689	1,324	2,808	4,132
Retail and other deposits	2,311	—	2,311	2,123	—	2,123	1,500	—	1,500
Other(1)	1,284	—	1,284	1,329	—	1,329	1,064	—	1,064

Total unsecured borrowings	7,242	18,139	25,381	6,986	17,155	24,141	7,629	19,702	27,331

Secured borrowings:
FFELP Loan securitizations	—	107,211	107,211	—	107,905	107,905	—	112,229	112,229
Private Education Loan securitizations	—	18,334	18,334	—	19,297	19,297	—	20,983	20,983
ED Conduit Program facility	18,539	—	18,539	21,313	—	21,313	23,573	—	23,573
FFELP ABCP Facility	—	5,459	5,459	—	4,445	4,445	325	4,671	4,996
Private Education Loan ABCP Facility	—	2,666	2,666	—	1,992	1,992	—	—	—
Acquisition financing(2)	—	856	856	—	916	916	—	1,064	1,064
FHLB-DM Facility	1,250	—	1,250	1,210	—	1,210	525	—	525

Total secured borrowings	19,789	134,526	154,315	22,523	134,555	157,078	24,423	138,947	163,370

Total	$27,031	$152,665	$179,696	$29,509	$151,710	$181,219	$32,052	$158,649	$190,701

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the First-Quarter 2012

The following financing transactions have taken place in the first quarter of 2012:

•

On January 13, 2012, the FFELP ABCP Facility was amended to increase the amount available to $7.5 billion, reflecting an increase of $2.5 billion over the previously scheduled facility reduction. In addition, the amendment extends the final maturity date by one year to January 9, 2015 and increases the amount available at future step-down dates.

•	On January 19, 2012, we issued $765 million of FFELP ABS.

•	On January 27, 2012, we issued a $1.5 billion senior unsecured bond, consisting of a $750 million five-year term bond and a $750 million ten-year term bond.

•	On February 9, 2012, we issued $547 million of Private Education Loan ABS.

•	On March 15, 2012, we issued $824 million of FFELP ABS.

In addition, on January 26, 2012, we increased our regular quarterly common stock dividend to $0.125 per share, up from $0.10 per share in the prior quarter. We paid our quarterly dividend on March 16, 2012. During the first quarter of 2012, we repurchased 16.7 million shares of common stock at an aggregate purchase price of $268 million. The shares were repurchased on the open market under our January 2012 share repurchase program that authorizes up to $500 million of share repurchases. In the twelve-month period ended March 31, 2012 the company has repurchased a total of 35.8 million shares.

Recent Second-Quarter 2012 Transactions

On April 12, we issued $891 million of Private Education Loan ABS.